EXHIBIT 99.1

Stock Yards Bancorp Reports First Quarter Earnings

FIRST QUARTER HIGHLIGHTED BY STRONG ORGANIC LOAN GROWTH, RECORD LEVELS OF NON-INTEREST INCOME & COMPLETED ACQUISITION OF COMMONWEALTH BANCSHARES

LOUISVILLE, Ky., April 27, 2022 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in Louisville, Central and Eastern Kentucky, as well as the Indianapolis, Indiana and Cincinnati, Ohio metropolitan markets, today reported earnings for the first quarter ended March 31, 2022. Net income for the first quarter of 2022 was $7.9 million, or $0.29 per diluted share, reflecting $19.5 million in merger expenses and $4.4 million in merger related credit loss expense for the quarter. This compares to net income of $22.7 million, or $0.99 per diluted share, for the first quarter of 2021. The results for the first quarter of 2022 also included strong organic loan growth and record levels of non-interest income highlighted by wealth management and trust income, card income and treasury management fees.

(dollar amounts in thousands, except per share data)	1Q22	4Q21	1Q21
Net income	$7,906	$24,589	$22,710
Net income per share, diluted	0.29	0.92	0.99

Net interest income	$48,760	$46,182	$37,825
Provision for credit loss expense(6)	2,279	(1,900)	(1,475)
Non-interest income	19,203	18,604	13,844
Non-interest expenses	56,297	34,572	24,973

Net interest margin	3.11%	3.07%	3.39%
Efficiency ratio(4)	82.61%	53.24%	48.29%
Tangible common equity to tangible assets(1)	6.94%	8.22%	8.97%
Annualized return on average equity(7)	4.55%	14.60%	20.71%
Annualized return on average assets(7)	0.47%	1.52%	1.96%

“Our first quarter operating results continued to reflect strong organic loan growth, record quarterly loan production and solid revenue generation,” said James A. (Ja) Hillebrand, Chairman and Chief Executive Officer. “Similar to last quarter, we reported record non-interest income during the first quarter of 2022, a complement to our diversified income revenue streams. Card income and treasury management fees climbed to record levels at quarter-end, primarily due to increases in new business, volume and usage. Given the volatile stock market during the first three months of the year, we are very encouraged by the growth in wealth management and trust income, as the growth in assets under management and fee income was driven significantly by customer expansion. Despite quarter over prior year quarter lower yields on interest earning assets, net interest margin (NIM) improved on a linked quarter basis. With the recent rate increase enacted by the Federal Reserve at the end of the quarter, we anticipate further improvement in our NIM in future periods, especially with the probability of additional rate increases throughout the year.

“The highlight of the first quarter was the March 7th completion of the Commonwealth Bancshares acquisition, which added $1.34 billion in assets, $632 million in loans net of purchase accounting marks, $1.12 billion in total deposits and $2.93 billion in wealth management and trust assets under management. The acquisition is already positively impacting our operating results by increasing our scale and reach, as Commonwealth was the largest privately-held bank headquartered in the Louisville MSA. The transaction, which not only builds upon our already prominent market share in the Louisville market, expands our presence in the attractive Shelby County and Northern Kentucky markets and provides a solid opportunity for future growth.

“In addition to completing the acquisition, we also completed our core conversion at the end of the current quarter. Although additional work remains to complete the full integration of the two companies and fully realize the expected operating synergies, we expect that, similar to our three prior successful acquisitions, the Commonwealth Bancshares acquisition will result in significant benefits to our expanding group of clients, communities and employees. While costs associated with the merger significantly impacted first quarter earnings, they remained in line with our expectations, and we believe the majority of merger related expenses are behind us,” Hillebrand concluded.

At March 31, 2022, the Company had $7.77 billion in assets, $4.85 billion in loans and $6.75 billion in total deposits. The combined enterprise, with 73 branch offices, has and will continue to benefit from a diversified geographic footprint that provides significant growth opportunities in both the banking and wealth management arenas.

Additional key factors contributing to the first quarter of 2022 results included:

  Loan growth within the legacy Stock Yards portfolio, excluding PPP loans and loans acquired from Commonwealth Bancshares, totaled $118 million, or 3%, compared to the fourth quarter of 2021. Legacy loan growth for the first three months of 2022 represented the strongest first quarter in the Company’s history.
  Deposit balances grew by $958 million during the first quarter of 2022, as over $1.12 billion in deposits assumed from the Commonwealth Bancshares acquisition were partially offset by anticipated seasonal legacy deposit run-off.
  Despite a significant slowdown in PPP income recognition, net interest income increased $10.9 million, or 29%, for the first quarter of 2022, compared to the first quarter a year ago, with a sizable portion of the increase representing the Central/Eastern Kentucky market contribution. The Company entered the Central/Eastern Kentucky market in May 2021 in conjunction with the Kentucky Bancshares merger.
  After several quarters of NIM being negatively impacted by loan yield contraction and significant ongoing levels of excess balance sheet liquidity, NIM improved four basis points on a linked quarter basis.
  Consistent with further stabilization in the Federal Reserve unemployment forecast, net recoveries and solid credit quality statistics, a net reduction of $1.7 million in credit loss expense on loans and $400,000 reduction in credit losses on off-balance sheet exposures was recorded for the first quarter of 2022. These reductions were offset by $4.4 million in credit loss expense recorded on loans acquired from Commonwealth Bancshares.
  Non-interest income increased by $5.4 million, or 39%, over the first quarter of 2021, as customer expansion and recent acquisitions drove record quarterly wealth management and trust income, card income and treasury management fees.
  Despite significant non-interest expenses associated with the Commonwealth Bancshares acquisition, total company non-interest expenses remained controlled and consistent with expectations.
  Tangible book value per share was $17.92 at March 31, 2022, compared to $20.09 at December 31, 2021, and $18.82 at March 31, 2021. The decrease in tangible book value per share during the current quarter was attributable to the Commonwealth Bancshares acquisition and to a greater extent a $50 million decline in accumulated other comprehensive income. The significant increase in interest rates during March led to outsized unrealized losses within the available for sale debt securities portfolio. These securities are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies, and have a long history of no credit losses. Accordingly, there is a zero credit loss expectation on these securities.

Results of Operations – First Quarter 2022 Compared with First Quarter 2021

Net interest income, the Company’s largest source of revenue, increased 29%, or $10.9 million, to $48.8 million, driven by higher interest income on non-PPP loans and the continued decline in cost of funds. Organic growth and to a greater extent the Central/Eastern Kentucky market expansion have boosted net interest income over the past 12 months.

  Total interest income increased by $10.5 million, or 26%, to $50.0 million, primarily due to increased interest income on non-PPP loans generated by organic growth and the Central/Eastern Kentucky market expansion.
  Total interest expense declined 28%, to $1.2 million. Interest expense on deposits decreased $339,000, or 22%, as the cost of interest bearing deposits declined to 0.11% in the first quarter of 2022, from 0.22% in the first quarter a year ago, as the Company continued to benefit significantly from the strategic lowering of stated deposit rates. Average interest bearing deposit balances, predominantly demand accounts, have surged $1.33 billion, or 47%, consistent with the current year and prior year acquisitions. In addition, a $293,000 interest expense reduction was posted during first quarter of 2022 consistent with purchase accounting adjustments associated with the recent acquisitions.
  NIM decreased 28 basis points to 3.11% for the first quarter of 2022, from 3.39% for the first quarter a year ago. During the quarter, forgiveness within the PPP loan portfolio and related fee income recognition had a 13 basis point positive impact to NIM, compared to a 21 basis point positive impact to NIM in the first quarter a year ago. Overall, NIM continues to be negatively impacted by loan yield contraction and significant ongoing excess balance sheet liquidity, the latter of which represented a 30 basis point negative impact to NIM in the first quarter of 2022, compared to a 13 basis point negative impact to NIM in the first quarter a year ago.
  Interest income on non-PPP loans increased $11.9 million, or 40%, over the prior year quarter primarily attributed to the Central/Eastern Kentucky contribution. Despite a $1.30 billion, or 43%, increase in average non-PPP loans, rate contraction impacted the portfolio, with the average quarterly yield earned on non-PPP loans contracting 10 basis points over the past 12 months to 3.99%. PPP interest and fee income totaled $2.8 million and $7.0 million for the first quarters of 2022 and 2021, respectively.
  Interest income on debt securities increased $2.6 million, or 111%, compared to the first quarter of 2021. While the average balance of securities increased $660 million over the prior year quarter, the yield earned increased 8 basis points to 1.51%.

The Company recorded a net $2.3 million provision to credit losses during the first quarter of 2022, which included a $1.7 million benefit to provision for credit losses on loans and $400,000 benefit to provision for credit losses on off-balance sheet exposures. The reductions were consistent with further stabilization in the Federal Reserve unemployment forecast, net recoveries, and solid credit quality statistics and were offset by $4.4 million of credit loss expense recorded on loans acquired from Commonwealth Bancshares.

Non-interest income increased $5.4 million, or 39%, to $19.2 million, with the recent acquisitions contributing significantly to the increase.

  Wealth management and trust income set a new quarterly record at $8.5 million for the first quarter of 2022, increasing $2.2 million, or 36%, over the first quarter a year ago. Growth in assets under management, tied to the addition of Commonwealth Bancshares and significant growth in legacy business, served to boost asset-based fees and led to an increase in assets under management of $3.60 billion, or 90%, over the past 12 months. The March acquisition of Commonwealth Bancshares contributed meaningfully to first quarter 2022 wealth management and trust income.
  Card income increased $1.8 million, or 81%, over the first quarter of 2021, setting a quarterly record at $4.1 million. Growth trends in both debit and credit card portfolios remain positive, as card income benefited significantly from improving economic activity, with consumers and businesses increasing their spend, complimented by a meaningful contribution from the Central/Eastern Kentucky market.
  Treasury management fees increased by $364,000, or 24%, to a record $1.9 million driven by increased transaction volume, new product sales and customer base expansion. In addition, calling efforts to existing customers have led to significant increases in online services, reporting, ACH and wire origination, remote deposit and fraud mitigation services.
  Mortgage banking income, which primarily consists of gain on sale of loans, servicing income and mortgage servicing rights amortization, was $1.0 million for the first quarter of 2022, down 31% from the first quarter a year ago, primarily due to a decline in mortgage originations stemming from the increase in long-term interest rates.

Non-interest expenses increased $31.3 million to $56.3 million, with $19.5 million of the increase associated with non-recurring merger expenses.

  Compensation expense increased $5.1 million, or 40%, primarily due to the increase in full time equivalent employees associated with the recent acquisitions, as well as annual merit-based salary increases. Full time equivalent employees increased to 997 at March 31, 2022, from 638 at March 31, 2021, as the Bank added 190 associates in connection with the Commonwealth Bancshares merger and 182 associates in connection with its expansion into Central/Eastern Kentucky.
  Employee benefits increased $1.3 million, or 39%, compared to the first quarter of 2021, mainly due to the elevated health insurance, 401(k) and payroll tax expenses associated with the above-mentioned increase in full time equivalent employees.
  Net occupancy and equipment expenses increased $980,000, or 48%, consistent with significant acquisition related branch expansion.
  Technology and communication expenses, which includes computer software amortization, equipment depreciation and expenditures related to investments in technology needed to maintain and improve the quality of customer delivery channels, information security and internal resources, increased $1.1 million, or 46%, consistent with branch expansion and core system upgrades.
  Card processing expense increased $632,000, consistent with the card income revenue trend discussed previously.
  Merger expenses totaled $19.5 million in the first quarter of 2022. Substantially all of the merger expenses related to the Commonwealth Bancshares acquisition have been recognized and the Company expects remaining merger related expenses will be minimal over the remainder of the year.
  Intangible amortization expense increased $636,000, consistent with the Commonwealth Bancshares core deposit intangible and customer lists.
  Other non-interest expenses increased $1.4 million primarily due to increased card rewards and insurance captive expenses.

Financial Condition – March 31, 2022 Compared with March 31, 2021

Total assets increased $2.98 billion, or 62%, year over year to $7.77 billion boosted by the two recent acquisitions and strong organic growth.

Total loans increased $1.21 billion year over year, or 33%, to $4.85 billion. Excluding the PPP loan portfolio, total loans increased $1.75 billion, or 58%, over the past 12 months, with approximately $1.39 billion of combined growth attributable to the Commonwealth Bancshares acquisition and Central/Eastern Kentucky market expansion.

The Company acquired $647 million in securities in the recent acquisitions and has deployed $847 million of excess cash into securities over the past 12 months.

Total deposits increased $2.55 billion, or 61%, from March 31, 2021 to March 31, 2022, with non-interest bearing deposits representing $719 million of the growth. Both period end and average deposit balances ended at record levels at March 31, 2022, as the Commonwealth Bancshares merger added approximately $1.12 billion to total deposits.

Asset quality, which has trended within a narrow range over the past several years, has remained solid. During the first quarter of 2022, the Company recorded net recoveries of $539,000, compared to net loan charge-offs of $6,000 in the first quarter of 2021. Non-performing loans totaled $13 million, or 0.27%(2) of total loans outstanding (excluding PPP) compared to $14 million, or 0.47%(2) of total loans (excluding PPP) outstanding at March 31, 2021. These strong metrics along with an improving economic forecast offset by purchase accounting adjustments, resulted in a ratio of allowance for credit losses to loans (excluding PPP) of 1.40%(2) at March 31, 2022 compared to 1.68%(2) at March 31, 2021.

At March 31, 2022, the Company remained “well-capitalized,” the highest regulatory capital rating for financial institutions. Total equity to assets was 9.71%(1) and the tangible common equity ratio was 6.94%(1) at March 31, 2022, compared to 9.25%(1) and 8.97%(1), respectively, at March 31, 2021. The significant increase in interest rates during March led to outsized unrealized losses within the available for sale debt securities portfolio, with a $50 million decline in accumulated other comprehensive income driving down the tangible common equity ratio.

In February 2022, the board of directors declared a cash dividend of $0.28 per common share. The dividend was paid April 1, 2022, to shareholders of record as of March 21, 2022.

No shares were repurchased in 2022 or 2021 and approximately 741,000 shares remain eligible for repurchase under the current buy-back plan, which expires in May 2023.

Results of Operations – First Quarter 2022 Compared with Fourth Quarter 2021

Net interest income increased $2.6 million, or 6%, over the prior quarter to $48.8 million, led by the Commonwealth Bancshares acquisition, organic loan growth and the continued decline in cost of funds. While overall NIM was challenged by increased levels of excess liquidity, loan yields showed signs of stabilization in the first quarter of 2022.

As previously discussed, the Company recorded a net $2.3 million provision to credit losses during the first quarter of 2022, which included a $1.7 million benefit to provision for credit losses on loans and $400,000 benefit to provision credit losses on off-balance sheet exposures. The reductions were consistent with further stabilization in the Federal Reserve unemployment forecast, net recoveries, and solid credit quality statistics and were offset by $4.4 million of credit loss expense recorded on loans acquired from Commonwealth Bancshares. During the fourth quarter of 2021, the Company recorded a net benefit of $1.9 million for credit losses, which included a $1.1 million benefit to provision for credit losses on loans and a $800,000 net benefit to provision for credit losses on off-balance sheet exposures consistent with the improvement in underlying CECL model factors along with increased line utilization in the Commercial & Industrial portfolio during the quarter.

Non-interest income increased $599,000, or 3%, to $19.2 million. Higher wealth management and trust income, card income and treasury management fees all contributed to the quarterly increase.

Non-interest expenses increased $21.7 million, or 63%, to $56.3 million, with $19.5 million of the increase associated with non-recurring merger expenses. Compensation expense increased $823,000, to $18.0 million compared with the fourth quarter of 2022, due to the addition of 190 full time equivalent employees in association with the Commonwealth Bancshares acquisition and annual merit increases.

Financial Condition – March 31, 2022, Compared with December 31, 2021

Total assets increased $1.13 billion, or 17% on a linked quarter basis to $7.77 billion, reflecting the acquisition of Commonwealth Bancshares, as well as organic increases in loans and investment securities.

Total loans (excluding PPP) increased $748 million, or 19%, on a linked quarter basis, with the Commonwealth Bancshares merger contributing $632 million of the total loan growth. Total line of credit usage was 41% as of March 31, 2022, and unchanged compared to December 31, 2021. Commercial and industrial line usage was 32% as of March 31, 2022, and also unchanged compared to December 31, 2021.

Total deposits increased $958 million, or 17%, on a linked quarter basis due in part to the acquisition of Commonwealth Bancshares offset by anticipated seasonal legacy deposit run-off.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $7.77 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “SYBT.”

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: the possibility that any of the anticipated benefits of the Commonwealth Bancshares merger will not be realized or will not be realized within the expected time period; the risk that integration of Commonwealth Bancshares’ operations with those of Stock Yards will be materially delayed or will be more costly or difficult than expected; diversion of management's attention from ongoing business operations and opportunities due to the merger; the challenges of integrating and retaining key employees; the effect of the combined company's respective customer and employee relationships and operating results; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; dilution caused by Stock Yards’ issuance of additional shares of Stock Yards common stock in connection with the merger; economic conditions both generally and more specifically in the markets in which the Company and its subsidiary operates; competition for the Company’s customers from other providers of financial services; changes in, or forecasts of, future political and economic conditions, inflation and efforts to control it; government legislation and regulation, which change and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. Refer to Stock Yards’ Annual Report on Form 10-K for the year ended December 31, 2021, as well as its other filings with the SEC for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2022 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended
	March 31,
Income Statement Data	2022	2021

Net interest income, fully tax equivalent (3)	$48,944	$37,874
Interest income:
Loans	$44,743	$37,000
Federal funds sold and interest bearing due from banks	282	66
Mortgage loans held for sale	24	64
Securities	4,935	2,388
Total interest income	49,984	39,518
Interest expense:
Deposits	1,171	1,510
Securities sold under agreements to repurchase and
other short-term borrowings	20	7
Federal Home Loan Bank advances	-	176
Subordinated debentures	33	-
Total interest expense	1,224	1,693
Net interest income	48,760	37,825
Provision for credit losses (6)	2,279	(1,475)
Net interest income after provision for credit losses	46,481	39,300
Non-interest income:
Wealth management and trust services	8,469	6,248
Deposit service charges	1,863	944
Debit and credit card income	4,119	2,273
Treasury management fees	1,904	1,540
Mortgage banking income	1,003	1,444
Net investment product sales commissions and fees	607	464
Bank owned life insurance	266	161
Other	972	770
Total non-interest income	19,203	13,844
Non-interest expenses:
Compensation	17,969	12,827
Employee benefits	4,539	3,261
Net occupancy and equipment	3,025	2,045
Technology and communication	3,419	2,346
Debit and credit card processing	1,337	705
Marketing and business development	772	524
Postage, printing and supplies	733	409
Legal and professional	650	462
FDIC Insurance	645	405
Amortization of investments in tax credit partnerships	88	31
Capital and deposit based taxes	518	458
Merger expenses	19,500	400
Intangible amortization	713	77
Other	2,389	1,023
Total non-interest expenses	56,297	24,973
Income before income tax expense	9,387	28,171
Income tax expense	1,445	5,461
Net income	7,942	22,710
Less: net income attributed to non-controlling interest	36	-
Net income attributed to stockholders	$7,906	$22,710

Net income per share - Basic	$0.29	$1.00
Net income per share - Diluted	0.29	0.99
Cash dividend declared per share	0.28	0.27

Weighted average shares - Basic	27,230	22,622
Weighted average shares - Diluted	27,485	22,865

	March 31,
Balance Sheet Data	2022	2021

Investment securities	$1,698,546	$672,167
Loans	4,847,683	3,635,156
Allowance for credit losses on loans	67,067	50,714
Total assets	7,774,057	4,794,075
Non-interest bearing deposits	2,089,072	1,370,183
Interest bearing deposits	4,656,419	2,829,779
Federal Home Loan Bank advances	-	24,180
Subordinated debentures	26,045	-
Stockholders' equity	755,048	443,232
Total shares outstanding	29,220	22,781
Book value per share (1)	$25.84	$19.46
Tangible common equity per share (1)	17.92	18.82
Market value per share	52.90	51.06

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2022 Earnings Release

	Three Months Ended
	March 31,
Average Balance Sheet Data	2022	2021

Federal funds sold and interest bearing due from banks	$671,263	$235,370
Mortgage loans held for sale	8,629	14,618
Investment securities	1,321,551	661,175
Federal Home Loan Bank stock	10,509	10,640
Loans	4,377,930	3,605,760
Total interest earning assets	6,389,882	4,527,563
Total assets	6,872,273	4,710,836
Interest bearing deposits	4,148,716	2,815,986
Total deposits	5,966,178	4,094,179
Securities sold under agreement to repurchase and other short term borrowings	101,075	56,536
Federal Home Loan Bank advances	-	29,270
Subordinated debentures	8,052	-
Total interest bearing liabilities	4,257,843	2,901,792
Total stockholders' equity	703,929	444,821

Performance Ratios
Annualized return on average assets (7)	0.47%	1.96%
Annualized return on average equity (7)	4.55%	20.71%
Net interest margin, fully tax equivalent	3.11%	3.39%
Non-interest income to total revenue, fully tax equivalent	28.18%	26.77%
Efficiency ratio, fully tax equivalent (4)	82.61%	48.29%

Capital Ratios
Total stockholders' equity to total assets (1)	9.71%	9.25%
Tangible common equity to tangible assets (1)	6.94%	8.97%
Average stockholders' equity to average assets	10.24%	9.44%
Total risk-based capital	12.14%	13.39%
Common equity tier 1 risk-based capital	10.66%	12.32%
Tier 1 risk-based capital	11.12%	12.32%
Leverage	9.34%	9.46%

Loan Segmentation
Commercial real estate - non-owner occupied	$1,397,633	$876,523
Commercial real estate - owner occupied	803,181	527,316
Commercial and industrial	1,083,980	769,773
Commercial and industrial - PPP	71,361	612,885
Residential real estate - owner occupied	492,123	262,516
Residential real estate - non-owner occupied	297,127	136,380
Construction and land development	346,372	281,815
Home equity lines of credit	186,024	91,233
Consumer	135,198	51,058
Leases	13,952	14,115
Credit cards	20,732	11,542
Total loans and leases	$4,847,683	$3,635,156

Asset Quality Data
Non-accrual loans	$12,494	$12,913
Troubled debt restructurings	10	15
Loans past due 90 days or more and still accruing	300	1,377
Total non-performing loans	12,804	14,305
Other real estate owned	7,156	281
Total non-performing assets	$19,960	$14,586
Non-performing loans to total loans (2)	0.26%	0.39%
Non-performing assets to total assets	0.26%	0.30%
Allowance for credit losses on loans to total loans (2)	1.38%	1.40%
Allowance for credit losses on loans to average loans	1.53%	1.41%
Allowance for credit losses on loans to non-performing loans	524%	355%
Net (charge-offs) recoveries	$539	$(6)
Net (charge-offs) recoveries to average loans (5)	0.01%	-0.00%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2022 Earnings Release

	Quarterly Comparison
Income Statement Data	3/31/22	12/31/21	9/30/21	6/30/21	3/31/21

Net interest income, fully tax equivalent (3)	$48,944	$46,328	$45,643	$41,661	$37,874
Net interest income	$48,760	$46,182	$45,483	$41,584	$37,825
Provision for credit losses (6)	2,279	(1,900)	(1,525)	4,147	(1,475)
Net interest income after provision for credit losses	46,481	48,082	47,008	37,437	39,300
Non-interest income:
Wealth management and trust services	8,469	7,379	7,128	6,858	6,248
Deposit service charges	1,863	1,907	1,768	1,233	944
Debit and credit card income	4,119	4,012	3,887	3,284	2,273
Treasury management fees	1,904	1,871	1,771	1,730	1,540
Mortgage banking income	1,003	1,062	915	1,303	1,444
Net investment product sales commissions and fees	607	764	780	545	464
Bank owned life insurance	266	272	275	206	161
Other	972	1,337	1,090	629	770
Total non-interest income	19,203	18,604	17,614	15,788	13,844
Non-interest expenses:
Compensation	17,969	17,146	17,381	15,680	12,827
Employee benefits	4,539	3,189	3,662	3,367	3,261
Net occupancy and equipment	3,025	2,667	2,732	2,244	2,045
Technology and communication	3,419	2,956	3,173	2,670	2,346
Debit and credit card processing	1,337	1,334	1,479	976	705
Marketing and business development	772	1,793	1,011	822	524
Postage, printing and supplies	733	714	630	460	409
Legal and professional	650	755	700	666	462
FDIC Insurance	645	706	387	349	405
Amortization of investments in tax credit partnerships	88	52	53	231	31
Capital and deposit based taxes	518	549	556	527	458
Merger expenses	19,500	-	525	18,100	400
Federal Home Loan Bank early termination penalty	-	-	-	474	-
Intangible amortization	713	275	290	127	77
Other	2,389	2,436	1,979	1,484	1,023
Total non-interest expenses	56,297	34,572	34,558	48,177	24,973
Income before income tax expense	9,387	32,114	30,064	5,048	28,171
Income tax expense	1,445	7,525	6,902	864	5,461
Net income	7,942	24,589	23,162	4,184	22,710
Less: net income attributed to non-controlling interest	36	-	-	-	-
Net income attributed to stockholders	$7,906	$24,589	$23,162	$4,184	$22,710

Net income per share - Basic	$0.29	$0.93	$0.87	$0.17	$1.00
Net income per share - Diluted	0.29	0.92	0.87	0.17	0.99
Cash dividend declared per share	0.28	0.28	0.28	0.27	0.27

Weighted average shares - Basic	27,230	26,492	26,485	23,932	22,622
Weighted average shares - Diluted	27,485	26,800	26,726	24,171	22,865

	Quarterly Comparison
Balance Sheet Data	3/31/22	12/31/21	9/30/21	6/30/21	3/31/21

Cash and due from banks	$109,799	$62,304	$84,520	$58,477	$43,061
Federal funds sold and interest bearing due from banks	641,892	898,888	500,421	481,716	289,920
Mortgage loans held for sale	9,323	8,614	10,201	5,420	6,579
Investment securities	1,698,546	1,180,298	1,070,148	1,006,908	672,167
Federal Home Loan Bank stock	13,811	9,376	9,376	14,475	10,228
Loans	4,847,683	4,169,303	4,189,117	4,206,392	3,635,156
Allowance for credit losses on loans	67,067	53,898	56,533	59,424	50,714
Goodwill	199,429	135,830	135,830	136,529	12,513
Total assets	7,774,057	6,646,025	6,181,188	6,088,072	4,794,075
Non-interest bearing deposits	2,089,072	1,755,754	1,744,790	1,743,953	1,370,183
Interest bearing deposits	4,656,419	4,031,760	3,597,234	3,516,153	2,829,779
Securities sold under agreements to repurchase	142,146	75,466	74,406	63,942	51,681
Federal funds purchased	8,920	10,374	10,908	10,947	8,642
Federal Home Loan Bank advances	-	-	10,000	10,000	24,180
Subordinated debentures	26,045	-	-	-	-
Stockholders' equity	755,048	675,869	663,547	651,089	443,232
Total shares outstanding	29,220	26,596	26,585	26,588	22,781
Book value per share (1)	$25.84	$25.41	$24.96	$24.49	$19.46
Tangible common equity per share (1)	17.92	20.09	19.63	19.16	18.82
Market value per share	52.90	63.88	58.65	50.89	51.06

Capital Ratios
Total stockholders' equity to total assets (1)	9.71%	10.17%	10.73%	10.69%	9.25%
Tangible common equity to tangible assets (1)	6.94%	8.22%	8.64%	8.57%	8.97%
Average stockholders' equity to average assets	10.24%	10.43%	10.75%	9.88%	9.44%
Total risk-based capital	12.14%	12.79%	12.61%	12.80%	13.39%
Common equity tier 1 risk-based capital	10.66%	11.94%	11.69%	11.79%	12.32%
Tier 1 risk-based capital	11.12%	11.94%	11.69%	11.79%	12.32%
Leverage	9.34%	8.86%	8.98%	10.26%	9.46%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2022 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	3/31/22	12/31/21	9/30/21	6/30/21	3/31/21

Federal funds sold and interest bearing due from banks	$671,263	$699,222	$532,549	$313,954	$235,370
Mortgage loans held for sale	8,629	12,556	8,875	8,678	14,618
Investment securities	1,321,551	1,099,235	1,034,712	793,696	661,175
Loans	4,377,930	4,172,676	4,173,260	3,844,662	3,605,760
Total interest earning assets	6,389,882	5,993,065	5,760,760	4,972,914	4,527,563
Total assets	6,872,273	6,406,612	6,139,176	5,226,654	4,710,836
Interest bearing deposits	4,148,716	3,798,666	3,525,785	3,055,360	2,815,986
Total deposits	5,966,178	5,559,577	5,297,917	4,552,583	4,094,179
Securities sold under agreement to repurchase and federal funds purchased	101,075	86,911	82,048	66,591	56,536
Federal Home Loan Bank advances	-	7,174	10,000	19,135	29,270
Subordinated debentures	8,052	-	-	-	-
Total interest bearing liabilities	4,257,843	3,892,751	3,617,833	3,141,086	2,901,792
Total stockholders' equity	703,929	668,287	660,099	516,427	444,821

Performance Ratios
Annualized return on average assets (7)	0.47%	1.52%	1.50%	0.32%	1.96%
Annualized return on average equity (7)	4.55%	14.60%	13.92%	3.25%	20.71%
Net interest margin, fully tax equivalent	3.11%	3.07%	3.14%	3.36%	3.39%
Non-interest income to total revenue, fully tax equivalent	28.18%	28.65%	27.85%	27.48%	26.77%
Efficiency ratio, fully tax equivalent (4)	82.61%	53.24%	54.63%	83.86%	48.29%

Loans Segmentation
Commercial real estate - non-owner occupied	$1,397,633	$1,128,244	$1,142,647	$1,170,461	$876,523
Commercial real estate - owner occupied	803,181	678,405	652,631	604,120	527,316
Commercial and industrial	1,083,980	967,022	910,923	845,038	742,505
Commercial and industrial - PPP	71,361	140,734	231,335	377,021	612,885
Residential real estate - owner occupied	492,123	400,695	398,069	377,783	262,516
Residential real estate - non-owner occupied	297,127	281,018	277,045	273,782	136,380
Construction and land development	346,372	299,206	303,642	281,149	281,815
Home equity lines of credit	186,024	138,976	140,027	142,468	91,233
Consumer	135,198	104,294	104,629	105,439	78,326
Leases	13,952	13,622	12,348	14,171	14,115
Credit cards	20,732	17,087	15,821	14,960	11,542
Total loans and leases	$4,847,683	$4,169,303	$4,189,117	$4,206,392	$3,635,156

Asset Quality Data
Non-accrual loans	$12,494	$6,712	$5,036	$12,814	$12,913
Troubled debt restructurings	10	12	13	14	15
Loans past due 90 days or more and still accruing	300	684	-	1,050	1,377
Total non-performing loans	12,804	7,408	5,049	13,878	14,305
Other real estate owned	7,156	7,212	7,229	648	281
Total non-performing assets	$19,960	$14,620	$12,278	$14,526	$14,586
Non-performing loans to total loans (2)	0.26%	0.18%	0.12%	0.33%	0.39%
Non-performing assets to total assets	0.26%	0.22%	0.20%	0.24%	0.30%
Allowance for credit losses on loans to total loans (2)	1.38%	1.29%	1.35%	1.41%	1.40%
Allowance for credit losses on loans to average loans	1.53%	1.29%	1.35%	1.55%	1.41%
Allowance for credit losses on loans to non-performing loans	524%	728%	1120%	428%	355%
Net (charge-offs) recoveries	$539	$(1,535)	$(1,891)	$(2,743)	$(6)
Net (charge-offs) recoveries to average loans (5)	0.01%	-0.04%	-0.05%	-0.07%	-0.00%

Other Information
Total assets under management (in millions)	$7,587	$4,801	$4,506	$4,440	$3,989
Full-time equivalent employees	997	820	794	823	638

(1) - The following table provides a reconciliation of total stockholders’ equity in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to tangible stockholders’ equity, a non-GAAP disclosure. Bancorp provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:
	Quarterly Comparison
(In thousands, except per share data)	3/31/22	12/31/21	9/30/21	6/30/21	3/31/21

Total stockholders' equity - GAAP (a)	$755,048	$675,869	$663,547	$651,089	$443,232
Less: Goodwill	(199,429)	(135,830)	(135,830)	(136,529)	(12,513)
Less: Core deposit and other intangibles	(31,968)	(5,596)	(5,871)	(5,162)	(1,885)
Tangible common equity - Non-GAAP (c)	$523,651	$534,443	$521,846	$509,398	$428,834

Total assets - GAAP (b)	$7,774,057	$6,646,025	$6,181,188	$6,088,072	$4,794,075
Less: Goodwill	(199,429)	(135,830)	(135,830)	(136,529)	(12,513)
Less: Core deposit and other intangibles	(31,968)	(5,596)	(5,871)	(5,162)	(1,885)
Tangible assets - Non-GAAP (d)	$7,542,660	$6,504,599	$6,039,487	$5,946,381	$4,779,677

Total stockholders' equity to total assets - GAAP (a/b)	9.71%	10.17%	10.73%	10.69%	9.25%
Tangible common equity to tangible assets - Non-GAAP (c/d)	6.94%	8.22%	8.64%	8.57%	8.97%

Total shares outstanding (e)	29,220	26,596	26,585	26,588	22,781

Book value per share - GAAP (a/e)	$25.84	$25.41	$24.96	$24.49	$19.46
Tangible common equity per share - Non-GAAP (c/e)	17.92	20.09	19.63	19.16	18.82

(2) - Allowance for credit losses on loans to total non-PPP loans represents the allowance for credit losses on loans, divided by total loans less PPP loans. Non-performing loans to total non-PPP loans represents non-performing loans, divided by total loans less PPP loans. Bancorp believes these non-GAAP disclosures are important because they provide a comparable ratio after eliminating the PPP loans, which are fully guaranteed by the U.S. SBA and have not been allocated for within the allowance for credit losses on loans and are not at risk of non-performance.
	Quarterly Comparison
(Dollars in thousands)	3/31/22	12/31/21	9/30/21	6/30/21	3/31/21

Total Loans - GAAP (a)	$4,847,683	$4,169,303	$4,189,117	$4,206,392	$3,635,156
Less: PPP loans	(71,361)	(140,734)	(231,335)	(377,021)	(612,885)
Total non-PPP Loans - Non-GAAP (b)	$4,776,322	$4,028,569	$3,957,782	$3,829,371	$3,022,271

Allowance for credit losses on loans (c)	$67,067	$53,898	$56,533	$59,424	$50,714
Total non-performing loans (d)	12,804	7,408	5,049	13,878	14,305

Allowance for credit losses on loans to total loans - GAAP (c/a)	1.38%	1.29%	1.35%	1.41%	1.40%
Allowance for credit losses on loans to total loans - Non-GAAP (c/b)	1.40%	1.34%	1.43%	1.55%	1.68%

Non-performing loans to total loans - GAAP (d/a)	0.26%	0.18%	0.12%	0.33%	0.39%
Non-performing loans to total loans - Non-GAAP (d/b)	0.27%	0.18%	0.13%	0.36%	0.47%

(3) - Interest income on a FTE basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(4) - The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of net interest income (FTE) and non-interest income. The ratio excludes net gains (losses) on sales, calls, and impairment of investment securities, if applicable. In addition to the efficiency ratio presented, Bancorp considers an adjusted efficiency ratio to be important because it provides a comparable ratio after eliminating the fluctuation in non-interest expenses related to amortization of investments in tax credit partnerships and non-recurring merger expenses.
	Quarterly Comparison
(Dollars in thousands)	3/31/22	12/31/21	9/30/21	6/30/21	3/31/21

Total non-interest expenses - GAAP (a)	$56,297	$34,572	$34,558	$48,177	$24,973
Less: Non-recurring merger expenses	(19,500)	-	(525)	(18,100)	(400)
Less: Amortization of investments in tax credit partnerships	(88)	(52)	(53)	(231)	(31)
Total non-interest expenses - Non-GAAP (c)	$36,709	$34,520	$33,980	$29,846	$24,542

Total net interest income, fully tax equivalent	$48,944	$46,328	$45,643	$41,661	$37,874
Total non-interest income	19,203	18,604	17,614	15,788	13,844
Less: Gain/loss on sale of securities	-	-	-	-	-
Total revenue - GAAP (b)	$68,147	$64,932	$63,257	$57,449	$51,718

Efficiency ratio - GAAP (a/b)	82.61%	53.24%	54.63%	83.86%	48.29%
Efficiency ratio - Non-GAAP (c/b)	53.87%	53.16%	53.72%	51.95%	47.45%

(5) - Quarterly net (charge-offs) recoveries to average loans ratios are not annualized.

(6) - Detail of Provision for credit losses follows:
	Quarterly Comparison
(in thousands)	3/31/22	12/31/21	9/30/21	6/30/21	3/31/21

Provision for credit losses - loans	$2,679	$(1,100)	$(1,000)	$4,697	$(1,200)
Provision for credit losses - off balance sheet exposures	(400)	(800)	(525)	(550)	(275)
Total provision for credit losses	$2,279	$(1,900)	$(1,525)	$4,147	$(1,475)

(7) - Return on average assets equals net income divided by total average assets, annualized to reflect a full year return on average assets. Similarly, return on average equity equals net income divided by total average equity, annualized to reflect a full year return on average equity. As a result of the substantial impact of non-recurring items related to the Commonwealth Bancshares and Kentucky Bancshares acquisitions, Bancorp considers adjusted return on average assets and return on average equity ratios important, as they reflect performance after removing certain merger expenses and purchase accounting adjustments.
	Quarterly Comparison
(Dollars in thousands)	3/31/22	12/31/21	9/30/21	6/30/21	3/31/21

Net income attributable stockholders - GAAP (a)	$7,906	$24,589	$23,162	$4,184	$22,710
Add: Non-recurring merger expenses	19,500	-	525	18,100	400
Add: Provision for credit losses on acquired loans	4,429	-	-	7,397	-
Less: Tax effect of adjustments to net income	(3,717)	-	(121)	(4,360)	(78)
Total net income - Non-GAAP (b)	$28,118	$24,589	$23,577	$24,327	$23,026

Total average assets (c)	$6,872,273	$6,406,612	$6,139,176	$5,226,654	$4,710,836

Total average stockholder equity (d )	703,929	668,287	660,099	516,427	444,821

Return on average assets - GAAP (a/c)	0.47%	1.52%	1.50%	0.32%	1.96%
Return on average assets - Non-GAAP (b/c)	1.66%	1.52%	1.52%	1.87%	1.98%

Return on average equity - GAAP (a/d)	4.55%	14.60%	13.92%	3.25%	20.71%
Return on average equity - Non-GAAP (b/d)	16.20%	14.60%	14.17%	18.89%	20.99%

Contact:

T. Clay Stinnett
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-0890